SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
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Name:   DREYFUS STABLE VALUE MUTUAL FUND

Address of Principal Business Office (No. & Street, City, State,
   Zip Code):

                                 200 Park Avenue
                            New York, New York 10166

Telephone Number (including area code):  (212) 922-6130

Name and address of agent for service of process:

                              Mark N. Jacobs, Esq.
                                 200 Park Avenue
                            New York, New York 10166

                                    copy to:

                               Lewis G. Cole, Esq.
                         Stroock & Stroock & Lavan, LLP
                                 180 Maiden Lane
                          New York, New York 10038-4982

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                --               --
                           Yes /X/           No / /

                                    SIGNATURE



     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 21 day of July, 1998.


[SEAL]


                                DREYFUS STABLE VALUE MUTUAL FUND



Attest:                         By: /s/ MICHAEL S. PETRUCELLI
                                    --------------------------------------
                                    MICHAEL S. PETRUCELLI, Vice President


/s/ ELBA VASQUEZ
    ------------------
    ELBA VASQUEZ,
  Assistant Secretary